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Filed Pursuant to Rule 424(b)(3) and (c)
File Number 333-37900

PROSPECTUS SUPPLEMENT DATED NOVEMBER 28, 2000
to
Prospectus Dated June 7, 2000

ADC TELECOMMUNICATIONS, INC.

423,283 Shares
of
Common Stock
($.20 Par Value)

    This Prospectus Supplement supplements the Prospectus dated June 7, 2000 (the "Prospectus") of ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), relating to an aggregate of 423,283 shares of Common Stock, par value $.20 per share (the "Common Stock"), of the Company that may be sold from time to time by certain shareholders of the Company who received such shares in connection with the Company's acquisition of Altitun AB, or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale-related transfer (the "Selling Shareholders"). This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING SHAREHOLDERS

    Recently Kennet I L.P. distributed 179,823 shares of ADC Common Stock to the partners of such fund. Other than Broadview SLP, none of such transferees were specifically named in the Prospectus. Additionally, Lennart Ramberg transferred 5,000 shares of ADC Common Stock to Lars Ramberg, and Bjorn Broberg transferred 5,000 shares of ADC Common Stock to each of Charles Becker, Patricia Avery and Verna DeGeare, which transferees were not specifically named in the Prospectus. The following table lists the Selling Shareholders not previously specifically identified in the Prospectus as a selling shareholder, and the number of shares each such Selling Shareholder beneficially owns and may sell, as well as updates the number of shares beneficially owned and available for sale by Broadview SLP, pursuant to the Prospectus from time to time. The table of Selling Shareholders in the Prospectus is hereby amended to include the persons or entities identified below as Selling Shareholders:

Name	Number of Shares Beneficially Owned Prior to Offering(1)(2)(3)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)(2)(4)
High Street Partners LP	41,533	41,533
Bank of America Capital Corporation	30,711	30,711
Broadview SLP(5)	267,848	267,848
Larkfield Limited	15,356	15,356
Theodores Trustees (Jersey) Limited and CMH Murray as Trustees of the Murray 1987 Settlement	10,237	10,237
Richard C. Kraemer	10,237	10,237
Matthew I. Rebold & Nancy B. Rebold	3,685	3,685
Dwight E. Lowell II	3,685	3,685
Brainberry SNC	5,119	5,119
David Solomont	3,071	3,071
Ardane Enterprises Limited	3,071	3,071
Diane Williamson	2,047	2,047
Henry Schachar	2,559	2,559
Gladstein Family Partners	2,047	2,047
Nicholas William Robert Ross	519	519
Michael Elias Irrevocable Trust	1,558	1,558
Lars Ramberg	5,000	5,000
Charles Becker	5,000	5,000
Patricia Avery	5,000	5,000
Verna DeGeare	5,000	5,000

(1)
Adjusted to reflect a 2-for-1 stock split payable to shareholders of record as of June 26, 2000 effective as of July 17, 2000.

(2)
The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(3)
Except as otherwise indicted, represents less than 1% of the outstanding shares as of the date of this Prospectus Supplement.

(4)
Assumes the sale of all shares offered by the Prospectus and this Prospectus Supplement.

(5)
Includes 35,052 shares received from Kennet I L.P.

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SELLING SHAREHOLDERS